NEWS

From:     BLACKHAWK BANCORP, INC.
          400 Broad Street, Beloit, WI 53511

Contact:  Todd J. James - Executive Vice President and Chief Financial Officer
          Phone: 608-299-3476,  FAX: 608-363-6186

FOR IMMEDIATE RELEASE

                     BLACKHAWK STATE BANK COMPLETES SALE OF
                     --------------------------------------
                          ROCHELLE AND OREGON BRANCHES
                          ----------------------------

Beloit, WI - October 8, 2004 - Blackhawk State Bank, a wholly-owned subsidiary of Blackhawk Bancorp, Inc. (OTC:BKHB.OB), announced that it has completed the sale of two branches located in the Illinois communities of Rochelle and Oregon to the First National Bank and Trust Company of Rochelle, IL. The two branches had approximately $35 million in combined deposits.

Deposit clients of those two branches of Blackhawk State Bank are now clients of First National Bank and Trust Company of Rochelle, IL. The sale did not include loans. Previous Blackhawk branch staff joined the First National family of employees to secure a smooth transition and to continue the tradition of high quality client service.

In completing the transaction, Blackhawk President and Chief Executive Officer
R. Richard Bastian III affirmed Blackhawk's commitment to maintaining focus and investing resources in line with their greatest customer base--in the Stateline region of Rock, Winnebago and Boone counties.

"We sold our Rochelle and Oregon branches because their location in Ogle County was outside our core geographic area along the I-90 corridor between Beloit and Belvidere," said Bastian.

"The Rochelle and Oregon markets are first-rate community markets and will be a much better strategic fit for their new owner," continued Bastian. "The First National Bank and Trust Company of Rochelle has a strong community banking philosophy, which will enable these branches to thrive and continue to serve customers with the high quality service that Blackhawk proudly provided."

The First National Bank and Trust Company of Rochelle operates five offices in Ogle and Lee Counties and has $176 million in assets.

Blackhawk Bancorp, Inc., with total assets of approximately $419 million, is the parent company of Blackhawk State Bank, which currently operates eleven office locations in south central Wisconsin and north central Illinois. The stock of Blackhawk Bancorp, Inc. is publicly traded on the Over the Counter Market under the symbol BKHB.

When used in this communication, the words "believe", "expect," "anticipate," "plan," "estimate," "may," "will" or similar expressions are intended to identify forward-looking statements. The Company's actual results may differ materially from those described in the forward-looking statements. The transaction and its timing remain subject to regulatory approvals and other conditions set forth in the agreement. Other factors which could cause such a variance to occur include, but are not limited to: heightened competition; adverse state and federal regulation; failure to obtain new or retain existing customers; ability to attract and retain key executives and personnel; changes in interest rates; unanticipated changes in industry trends; unanticipated changes in credit quality and risk factors, including general economic conditions; success in gaining regulatory approvals when required; changes in the Federal Reserve Board monetary policies; unexpected outcomes of new and existing litigation in which Blackhawk or its subsidiaries, officers, directors or employees is named defendants; technological changes; changes in accounting principles generally accepted in the United States; changes in assumptions or conditions affecting the application of "critical accounting policies"; and the inability of third party vendors to perform critical services for the company or its customers.